                              AMENDED AND RESTATED
                        INVESTMENT SUB-ADVISORY AGREEMENT

     This Amended and Restated Investment Sub-Advisory Agreement is made by and between HL Investment Advisors, LLC, a Connecticut corporation ("HL Advisors") and Wellington Management Company, LLP, a Massachusetts limited liability partnership ("Wellington Management").

     WHEREAS, HL Advisors has entered into an agreement for the provision of investment management services to the Hartford Series Fund, Inc. (the "Company") currently comprised of the portfolios listed on Attachment A (each a "Portfolio" and together the "Portfolios"), and

     WHEREAS, HL Advisors wishes to engage the services of Wellington Management Company as Sub-Adviser to the Portfolios and any future series as agreed to between HL Advisors and the Company, and

     WHEREAS, Wellington Management is willing to perform advisory services on behalf of the Portfolios upon the terms and conditions and for the compensation hereinafter set forth.

     NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the parties hereto agree as follows:

1. HL Advisors hereby employs Wellington Management to serve as Sub-Adviser with respect to the assets of the Portfolios and to perform the services hereinafter set forth subject to the terms and conditions of the investment objectives, policies and restrictions of each Portfolio, and Wellington Management hereby accepts such employment and agrees during such period to assume the obligations herein set forth for the compensation herein provided.

2. Wellington Management shall evaluate and implement an investment program appropriate for each Portfolio which program shall be amended and updated from time to time as financial and other economic conditions change as determined by HL Advisors and Wellington Management.

3. Wellington Management, in consultation with HL Advisors when appropriate, will make all determinations with respect to the investment of the assets of the Portfolios and the purchase or sale of portfolio securities, and shall take such steps as may be necessary to implement the same. Such determinations and services shall include advising the Company's Board of Directors of the manner in which voting rights, rights to consent to corporate action, and any other non-investment decisions pertaining to a Portfolio's securities should be exercised.

4. Wellington Management will regularly furnish reports with respect to the Portfolios at periodic meetings of the Company's Board of Directors and at such other times as may be reasonably requested by the Company's Board of Directors, which reports shall include Wellington Management's economic outlook and investment strategy and a discussion of the portfolio activity and the performance of the Portfolios since the last report. Copies of all such reports shall be furnished to HL Advisors for examination and review within a reasonable time prior to the presentation of such reports to the Company's Board of Directors.

5. Wellington Management shall manage each Portfolio in conformity with the Company's Articles of Incorporation and By-laws, each as amended from time to time, and the Investment Company Act of 1940, as amended, other applicable laws, and to the investment objectives, policies and restrictions of each Portfolio as set forth in the Portfolios' prospectus and statement of additional information, or any investment guidelines or other instructions received in writing from HL Advisors, and subject further to such policies and instructions as the Board of Directors or HL Advisors may from time to time establish and deliver to Wellington Management.

    In addition, Wellington Management will cause the Portfolios to comply with the requirements of (a) Section 851(b)(2) of the Internal Revenue Code of 1986, as amended regarding derivation of income from specified investment activities; and (b) Section 851(b)(3) of the Code regarding diversification of the Portfolios' assets.

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6.  Wellington Management will select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolios and place, in the name of each Portfolio or its nominees, all such orders. When placing such orders, Wellington Management shall use its best efforts to obtain the best net security price available for each Portfolio. Subject to and in accordance with any directions that the Board of Directors may issue from time to time, Wellington Management may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Wellington Management determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or Wellington Management's overall responsibilities with respect to the Portfolios and Wellington Management's other advisory clients. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. Wellington Management will promptly communicate to the Board of Directors such information relating to portfolio transactions as they may reasonably request.

7. (a) As compensation for the performance of the services by Wellington Management hereunder, HL Advisors shall pay to Wellington Management, as promptly as possible after the last day of each calendar year quarter, a fee accrued daily and paid quarterly, as shown on Attachment B attached hereto.

         Wellington Management may waive all or a portion of its fees from time to time as agreed between the parties.

         If it is necessary to calculate the fee for a period of time which is not a calendar quarter, then the fee shall be (i) calculated at the annual rates provided above but prorated for the number of days elapsed in the period in question, as a percentage of the total number of days in such period, (ii) based upon the average of each Portfolio's daily net asset value for the period in question, and
         (iii) paid within a reasonable time after the close of such period.

    (b) Wellington Management will bear all expenses in connection with the performance of its services under this Agreement.

    (c) Wellington Management will not be entitled to receive any payment for the performance of its services hereunder from the Portfolios.

    (d) Wellington Management agrees to notify HL Advisors of any change in Wellington Management's personnel that are directly involved in the management of the Portfolios within a reasonable time following the occurrence of such change.

8. Wellington Management shall not be liable for any loss or losses sustained by reason of any investment including the purchase, holding or sale of any security as long as Wellington Management shall have acted in good faith and with due care; provided, however, that no provision in this Agreement shall be deemed to protect Wellington Management, and Wellington Management shall indemnify HL Advisors, for any and all loss, damage, judgment, fine or award paid in settlement and attorney's fees related to Wellington Managements' willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

9. (a) This Amended and Restated Sub-Advisory Agreement shall become effective on August 28, 2002. This Agreement, unless sooner terminated in accordance with 9(b) below, shall continue in effect from year to year thereafter provided that its continuance is specifically approved at least annually (1) by a vote of the majority of the members of the Board of Directors of the Company or by a vote of a majority of the outstanding voting securities of each Portfolio, and (2) in either event, by the vote of a majority of the members of the Company's Board of Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on this Agreement.

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    (b)  This Agreement (1) may be terminated with respect to each Portfolio at any time without the payment of any penalty either by vote of the members of the Board of Directors of the Company or by a vote of a majority of any Portfolio's outstanding voting securities, or by HL Advisors on written notice to Wellington Management, (2) shall immediately terminate in the event of its assignment, (3) may be terminated by Wellington Management on ninety days' prior written notice to HL Advisors, but such termination will not be effective until HL Advisors shall have contracted with one or more persons to serve as a successor Sub-Adviser for the Portfolio (or HL Advisors or an affiliate of HL Advisors agrees to manage the Portfolio) and such person(s) shall have assumed such position, and (4) will terminate automatically upon termination of the advisory agreement between HL Advisors and the Company of even date herewith.

    (c) As used in this Agreement, the terms "assignment," "interested parties" and "vote of a majority of the Company's outstanding voting securities" shall have the meanings set forth for such terms in the Investment Company Act of 1940, as amended.

    (d) Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party or parties at the current office address provided by each party.

10. Nothing in this Agreement shall limit or restrict the right of any partner, officer, or employee of Wellington Management to engage in any business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of Wellington Management to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

11. HL Advisors agrees that neither it nor any affiliate of HL Advisors will use Wellington Management's name or refer to Wellington Management or Wellington Management's clients in marketing and promotional materials without prior notification to and authorization by Wellington Management, such authorization not to be unreasonably withheld.

12. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13. The amendment of this Agreement for the sole purpose of adding one or more Portfolios shall not be deemed an amendment affecting an already existing Portfolio and requiring the approval of shareholders of that Portfolio.

14. To the extent that federal securities laws do not apply, this Agreement and all performance hereunder shall be governed by the laws of the State of Connecticut which apply to contracts made and to be performed in the State of Connecticut.

           [The remainder of this page is left blank intentionally.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of August 28, 2002.


                               HL INVESTMENT ADVISORS, LLC


                               By: /s/ David M. Znamierowski
                                   -------------------------
                               Name: David M. Znamierowski
                               Title: Senior Vice President


                               WELLINGTON MANAGEMENT COMPANY, LLP


                               By: /s/ Jonathan M. Payson
                                   ----------------------
                               Name: Jonathan M. Payson
                               Title: Senior Vice President and Partner

                                  ATTACHMENT A

The following series of the Hartford Series Fund, Inc. are made a part of this agreement:

          Hartford Focus HLS Fund
          Hartford Global Communications HLS Fund
          Hartford Global Financial Services HLS Fund
          Hartford Global Health HLS Fund
          Hartford Global Leaders HLS Fund
          Hartford Global Technology HLS Fund
          Hartford Growth and Income HLS Fund
          Hartford Growth HLS Fund
          Hartford International Capital Appreciation HLS Fund
          Hartford International Small Company HLS Fund
          Hartford MidCap Value HLS Fund
          Hartford Value HLS Fund

Dated: August 28, 2002

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                                  ATTACHMENT B

The sub-advisory fee shall be accrued daily and paid monthly, based upon the following annual rates and upon the calculated daily net asset value of the
Portfolio:

GLOBAL COMMUNICATIONS HLS FUND(1), GLOBAL FINANCIAL SERVICES HLS FUND(1), GLOBAL HEALTH HLS FUND(1) AND GLOBAL TECHNOLOGY HLS FUND(1)

           NET ASSET VALUE                       ANNUAL RATE
           First $100,000,000                      0.450%
           Next $400,000,000                       0.350%
           Amount Over $500,000,000                0.300%

GROWTH AND INCOME HLS FUND(1)

           NET ASSET VALUE                       ANNUAL RATE
           First $50,000,000                       0.325%
           Next $100,000,000                       0.250%
           Next $350,000,000                       0.200%
           Amount Over $500,000,000                0.150%

GLOBAL LEADERS HLS FUND(1), GROWTH HLS FUND(1) AND MIDCAP VALUE HLS FUND(2)

           NET ASSET VALUE                       ANNUAL RATE
           First $50,000,000                       0.400%
           Next $100,000,000                       0.300%
           Next $350,000,000                       0.250%
           Amount Over $500,000,000                0.200%

FOCUS HLS FUND(2)

           NET ASSET VALUE                       ANNUAL RATE
           First $50,000,000                       0.400%
           Next $100,000,000                       0.300%
           Amount Over $150,000,000                0.250%

INTERNATIONAL CAPITAL APPRECIATION HLS FUND(2)

           NET ASSET VALUE                       ANNUAL RATE
           First $50,000,000                       0.400%
           Next $100,000,000                       0.300%
           Next $350,000,000                       0.250%
           Amount Over $500,000,000                0.225%

----------

(1) Wellington Management will waive sub-advisory fees on the first $50 million of assets (excluding seed money).
(2) Wellington Management will waive sub-advisory fees until the assets reach $50 million (excluding seed money) or until six (6) months from seeding the fund, whichever occurs first.

INTERNATIONAL SMALL COMPANY HLS FUND(2)

           NET ASSET VALUE                       ANNUAL RATE
           First $50,000,000                       0.400%
           Next $100,000,000                       0.350%
           Amount Over $150,000,000                0.275%

VALUE HLS FUND(2)

           NET ASSET VALUE                       ANNUAL RATE
           First $50,000,000                       0.350%
           Next $100,000,000                       0.275%
           Next $350,000,000                       0.225%
           Next $500,000,000                       0.200%
           Amount Over $1 Billion                  0.175%

Dated: August 28, 2002